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                                                                   Exhibit 23(a)

                       CONSENT OF INDEPENDENT ACCOUNTANTS

We consent to the incorporation by reference in this registration statement on Form S-4 of our reports dated February 5, 1996, which include an explanatory paragraph stating that Bell Atlantic Corporation discontinued accounting for the operations of its telephone subsidiaries in accordance with Statement of Financial Accounting Standards No. 71, "Accounting for the Effects of Certain Types of Regulation," effective August 1, 1994, and changed its method of accounting for income taxes and postemployment benefits in 1993, on our audits of the consolidated financial statements and financial statement schedule of Bell Atlantic Corporation and subsidiaries as of December 31, 1995 and December 31, 1994, and for each of the three years in the period ended December 31, 1995, which reports are incorporated by reference or included in the Company's Annual Report on Form 10-K for the year ended December 31, 1995.

We also consent to the reference to our firm under the caption "Experts."

/s/Coopers & Lybrand L.L.P.

2400 Eleven Penn Center
Philadelphia, Pennsylvania
September 6, 1996